Exhibit 99.1

MBIA Inc. Reports 5 Percent Decrease in First Half Net Income Per Share

    ARMONK, N.Y.--(BUSINESS WIRE)--Aug. 3, 2004--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that diluted earnings per share decreased 5 percent in the first six months of 2004 to $2.90 from $3.04 in last year's first half. Net income for the first half of 2004 was $424.7 million compared with $441.2 million in the same period last year, a 4 percent decrease.
    The decrease was a result of small mark-to-market net unrealized gains on MBIA's derivative exposure recorded for the first half of 2004 compared with much larger net unrealized gains for the comparable period of 2003. Excluding the effects of the net unrealized gains, net income for the first six months of 2004 was $423.9 million compared to $374.0 million for the first half of 2003, a 13 percent increase.
    Second quarter diluted earnings per share decreased 2 percent to $1.48 from $1.51 in last year's second quarter. Net income for the second quarter was $217.1 million compared to $217.9 million in last year's second quarter. Excluding the effects of the mark-to-market net unrealized gains, net income for the second quarter of 2004 was $209.3 million, a 10 percent increase over the second quarter of 2003.


 Diluted earnings per share information
----------------------------------------
                                             Three Months  Six Months
                                                Ended        Ended
                                               June 30      June 30
                                             -------------------------
                                              2004   2003  2004  2003
                                             -------------------------
Net income                                   $1.48  $1.51 $2.90 $3.04
  Income from discontinued operations         0.02   0.00  0.02  0.01
                                             -------------------------
Net income from continuing operations         1.47   1.50  2.88  3.04

  Net realized gains                          0.07   0.09  0.26  0.23
  Net  unrealized gains on derivative
   instruments and foreign exchange           0.05   0.19  0.01  0.46
                                             -------------------------
Operating income (1)                         $1.34  $1.21 $2.61 $2.35

(1) Presented on the same basis as analysts' estimates.


    Operating income per share, which excludes the effects of net realized gains, net unrealized gains on derivative instruments and foreign exchange, and income from discontinued operations, rose 11 percent to $2.61 per share for the first half of 2004 compared with $2.35 per share in the same period last year.
    Gary C. Dunton, MBIA Chief Executive Officer, said, "MBIA posted strong results for the second quarter of 2004. While our pipeline of new business opportunities remains steady, difficult market conditions will make it unlikely that the company will match last year's record new business production. However, we remain confident that the market will return to a more balanced view of risk and that demand for our product will grow over the long-term as the global capital markets continue to expand."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, decreased 11 percent to $546.3 million from $612.4 million in the first half of 2003. For the second quarter of 2004, ADP rose to $408.3 million from $368.9 million in the second quarter of last year, an 11 percent increase.



Adjusted Direct Premium
(dollars in millions)
----------------------------------------------------------------------
                            Three Months           Six Months
                               Ended                  Ended
                              June 30                June 30
                        ----------------------------------------------
                          2004   2003 % Change   2004   2003 % Change
                        ----------------------------------------------
Public Finance
          United States $200.2 $217.2      (8) $255.4 $349.4      (27)
      Non-United States  102.9   28.8      257  106.6   59.9       78
                        ----------------------------------------------
                  Total  303.1  246.0       23  362.0  409.3      (12)

Structured Finance
          United States   38.9   72.6      (46)  98.9  113.1      (13)
      Non-United States   66.3   50.3       32   85.4   90.0       (5)
                        ----------------------------------------------
                  Total  105.2  122.9      (14) 184.3  203.1       (9)

                  Total $408.3 $368.9       11 $546.3 $612.4      (11)


    Public finance ADP declined 12 percent due to lower U.S. production in the first half of 2004 compared with the same period last year, when market issuance reached record levels. Non-U.S. public finance production was strong for the first half of 2004, driven by a large infrastructure transaction in Latin America which closed in the second quarter. Credit quality for public finance remained very high, with 89 percent of insured business written rated Single-A or above in the first half of 2004.
    Structured finance ADP in the first half of 2004 declined 9 percent, as tight spreads and greater investor demand for uninsured transactions continued to impact this sector. While the company remained very selective in the mortgage and consumer asset-backed markets, the company insured several attractive CDO and future flow transactions in the first half of 2004. In structured finance, 55 percent of insured business written in the first half of 2004 was rated Single-A or higher.
    Premiums earned in the first half of 2004 rose 18 percent to $408.1 million from $346.9 million in last year's first half due to strong levels of new business written over the last few years as well as refunding activity. Earned premiums from refundings were up 43 percent to $77.9 million in the first half of 2004 driven by the low interest rate environment.
    Pre-tax net investment income in the first half of 2004, excluding net realized gains, was $236.7 million, an 11 percent increase from $214.1 million in the same period of 2003. In the first six months of 2004, lower yields were offset by an 11 percent increase in invested assets.
    MBIA's advisory fees in the first six months of 2004 were down 25 percent to $23.1 million from $30.6 million during the same period of 2003, primarily reflecting lower new business production and a mix of business which included fewer large, complex transactions.
    Insurance expenses, which include the amortization of deferred acquisition costs and operating expenses, were up 10 percent for the first half of 2004 to $88.2 million from $80.4 million in last year's first half. The statutory expense ratio for insurance operations increased to 18.4 percent, compared to 12.8 percent in the first half of 2003, primarily due to lower ceding commission income that resulted from the portfolio reassumptions and cessions in the first quarter. However, the GAAP expense ratio decreased slightly to 21.6 percent in the first half of 2004 as compared to 23.2 percent in last year's first half.
    MBIA's pre-tax operating income from insurance operations rose 13 percent to $540.1 million in the first half of 2004 from $476.2 million in last year's first half.

    Risk Management and Loss Reserves

    The company incurred $39.6 million in loss and loss adjustment expenses in the first half of 2004, a 13 percent increase compared with $35.1 million in last year's first half due to the growth in scheduled earned premium, which is the basis of the company's loss reserving formula. Total case-incurred activity was $45.1 million in the first half of 2004, primarily related to MBIA's guaranteed tax lien portfolios.
    During the second quarter, the company paid a $46.3 million claim related to its guarantee on the Philadelphia Authority for Industrial Development ("PAID") 6.488% Tax Claim Collateralized Revenue Bonds, Series 1997. As the bonds reached their maturity, MBIA's payment represented the remaining principal balance of the bonds. In June of 1997, $75 million of bonds were issued to provide financing to the City of Philadelphia and the Philadelphia School District and were backed by a pool of delinquent property tax liens that the City of Philadelphia and the Philadelphia School District sold to PAID. The performance of the tax liens was much worse than projected resulting in a shortfall in collections necessary to pay the bonds at maturity. MBIA will continue to pursue collections of the remaining liens. MBIA estimates that approximately $20 million can be realized in net future collections that will be used to reimburse MBIA for the claim it paid, resulting in an incurred loss of $23 million in the second quarter, net of previous reserves and reinsurance. While MBIA had been working closely with the City of Philadelphia and fully expected that such efforts would be successful in avoiding a claim under its policy, negotiations with the city failed to produce a resolution by the maturity date of the bonds.
    On June 30, 2004, in order to reduce ongoing carrying and other costs, a ten percent clean-up call was exercised for two Capital Asset-related tax lien securitizations. The clean-up calls permitted the issuers of the bonds to buy back any remaining tax liens when the principal amount of the bonds fell below ten percent of the original principal amount. In connection with the clean-up calls, MBIA paid $51.5 million, net of reinsurance, under its policies to the trustee for the Capital Asset Research Funding Series 1997A and Series 1998A tax lien securitizations, which defeased its remaining exposure to these transactions. The issuer will use these funds to repay all principal and interest outstanding on the bonds on the next scheduled payment date, September 15, 2004. MBIA did not book any additional losses in connection with the payments used to exercise the clean-up calls during the second quarter given its pre-existing case reserves and the expected recoveries on the remaining tax liens.

    Investment Management Services

    The market value of quarterly average assets under management, excluding those attributable to 1838 Investment Advisors, LLC, was $36.6 billion in the second quarter of 2004, up 16 percent from $31.5 billion in last year's second quarter. In addition, conduit assets totaled $6.1 billion at the end of the quarter.
    Pre-tax operating income from MBIA's fixed-income investment management businesses increased 24 percent in the first half to $26.9 million from $21.7 million in last year's first half. The increase was driven by strong results in the company's investment agreement business.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first half increased 13 percent to $40.9 million from $36.3 million in the same period last year. The increase primarily reflects MBIA's minority share of costs incurred by ASIA Ltd. prior to MBIA's acquisition of its portfolio which occurred in the first quarter.

    Gains and Losses

    In the first half of 2004, MBIA recorded net realized gains of $59.7 million, compared with net realized gains of $51.0 million in the first half of 2003. The 2004 net realized gains were primarily the result of the sale of a common stock investment the company purchased in 2002.
    The company recorded pre-tax mark-to-market net unrealized gains of $1.3 million for the first half of 2004 on its derivative exposure, compared with pre-tax mark-to-market net unrealized gains of $103.3 million for the first half of 2003. While there was little movement in credit spreads during the first half of 2004, the tightening of credit spreads in the investment grade bond market in the first half of 2003 resulted in large net unrealized gains, primarily attributable to insured synthetic CDOs.

    Discontinued Operations

    MBIA completed the sale of the net assets of 1838 Investment Advisors to the management of 1838 and an investor group led by Orca Bay Partners in the second quarter. The sale resulted in a $3.2 million after-tax gain. The activities of this business prior to its sale have been accounted for as a discontinued operation and its revenues and expenses have been excluded from the results of continuing operations. Discontinued operations resulted in an after-tax loss of $481,000 in the first half of 2004.

    Book Value and Adjusted Book Value

    MBIA's book value per share at June 30, 2004 was $43.81, up 1 percent from $43.50 at December 31, 2003. The increase was principally driven by net income from operations offset by a significant decrease in the unrealized appreciation of the company's investment portfolio. Adjusted book value (ABV) per share, a non-GAAP measure, at June 30, 2004 rose 4 percent to $62.35 from $59.84 at December 31, 2003. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

    Share Repurchase

    Through August 2, the company has repurchased approximately 2 million shares in 2004 at an average cost of $57.06 per share. These purchases include shares bought under an additional one million share authorization granted by MBIA's board of directors in July after the original 11.3 million share buyback program was completed. Approximately 750,000 shares remain under the current board share repurchase authorization.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Nicholas Ferreri, the company's chief financial officer, followed by a question and answer session. The conference call will be web cast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivatives instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA Inc. and Subsidiaries
                     Consolidated Balance Sheets
----------------------------------------------------------------------
                        (dollars in thousands)

                                               June 30,   December 31,
                                                 2004        2003
                                           -------------- ------------
Assets
------
Investments:
  Fixed-maturity securities held as
   available-for-sale at fair value
   (amortized cost $17,413,789 and
   $15,628,937)                               $17,897,914 $16,493,338
Conduit investments held-to-maturity            6,066,779   8,386,280
Investment agreement portfolio pledged
 as collateral at fair
value (amortized cost $608,840 and
 $581,633)                                        617,102     596,366
Short-term investments                          2,103,850   1,873,477
Other investments                                 277,701     357,346
                                           -------------- ------------
Total investments                              26,963,346  27,706,807

Cash and cash equivalents                         274,172     172,129
Accrued investment income                         273,642     269,610
Deferred acquisition costs                        339,921     319,728
Prepaid reinsurance premiums                      552,334     535,728
Reinsurance recoverable on unpaid losses           27,302      61,085
Goodwill                                           79,406      79,406
Property and equipment (net of
 accumulated depreciation)                        117,669     120,691
Receivable for investments sold                   320,473      20,376
Derivative assets                                 245,683     256,744
Variable interest entity assets                   600,422     600,322
Other assets                                      113,122     125,108
                                           -------------- ------------
Total assets                                  $29,907,492 $30,267,734
                                           ============== ============

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
Deferred premium revenue                       $3,151,450  $3,079,851
Loss and loss adjustment expense reserves         511,315     559,510
Investment agreement and medium-term note
 obligations                                   10,147,437   8,840,125
Securities sold under agreements to
 repurchase                                       527,712     505,883
Conduit debt obligations                        5,704,490   7,848,060
Short-term debt                                    58,745      57,337
Long-term debt                                  1,018,905   1,021,795
Current income taxes                                6,498      14,554
Deferred income taxes, net                        424,153     552,740
Deferred fee revenue                               20,144      21,543
Payable for investments purchased                 647,340      47,059
Derivative liabilities                            397,318     437,683
Variable interest entity liabilities              600,422     600,322
Other liabilities                                 393,195     422,257
                                           -------------- ------------
Total liabilities                              23,609,124  24,008,719

Shareholders' Equity:
Common stock                                      155,010     153,551
Additional paid-in capital                      1,379,199   1,295,638
Retained earnings                               4,948,873   4,593,486
Accumulated other comprehensive income            351,847     632,623
Unearned compensation - restricted stock          (41,227)    (12,299)
Treasury stock                                   (495,334)   (403,984)
                                           -------------- ------------
Total shareholders' equity                      6,298,368   6,259,015

Total liabilities and shareholders' equity    $29,907,492 $30,267,734
                                           ============== ============


                      MBIA Inc. and Subsidiaries
                   Consolidated Statements of Income
----------------------------------------------------------------------
            (dollars in thousands except per share amounts)


                 Three Months Ended June 30   Six Months Ended June 30
                 --------------------------- -------------------------
                        2004           2003         2004          2003
                 -----------  -------------  -----------  ------------
Insurance operations
 Revenues:
  Gross premiums
   written       $   372,909   $    327,094  $   577,602   $   615,241
  Ceded
   premiums          (49,291)       (55,571)     (84,255)    (119,690)
                   ----------     ----------   ----------    ---------
   Net premiums
    written          323,618        271,523      493,347       495,551

  Scheduled
   premiums
   earned            169,991        151,588      330,271       292,241
  Refunding
   premiums
   earned             38,309         34,083       77,851        54,610
                   ---------      ----------   ----------    ---------
   Premiums
    earned           208,300        185,671      408,122       346,851

  Net investment
   income            114,856        107,728      236,697       214,149
  Advisory fees       17,190         17,342       23,055        30,644
                   ---------      ----------   ----------    ---------
   Total insurance
    revenues         340,346        310,741      667,874       591,644

Expenses:
 Losses and LAE
  incurred            20,399         18,192       39,633        35,070
 Amortization of
  deferred
  acquisition
  costs               16,493         14,619       32,079        27,401
 Operating            28,931         29,318       56,103        52,961
                  ----------      ---------    ---------     ---------
  Total insurance
   expenses           65,823         62,129      127,815       115,432

Insurance income     274,523        248,612      540,059       476,212
                   ---------      ---------    ---------     ---------

Investment management
 services
  Revenues           126,256         91,189      247,716       184,939
  Interest expense    92,438         69,361      183,473       139,386
                   ---------      ---------    ---------     ---------
   Net revenues       33,818         21,828       64,243        45,553
  Expenses            18,757         12,623       37,344        23,809
                   ---------      ---------    ---------     ---------
Investment
 management
 services income      15,061          9,205       26,899        21,744
                   ---------      ---------    ---------     ---------

Municipal services
  Revenues             5,752          7,419       11,711        13,461
  Expenses             5,526          7,292       11,380        13,282
                   ---------      ---------    ---------     ---------
Municipal
 services income         226            127          331           179
                   ---------      ---------    ---------     ---------

Corporate
  Net investment
   income              2,457          2,208        4,577         4,581
  Interest expense    17,771         16,932       35,545        33,881
  Corporate
   expenses            4,070          3,384        9,960         7,047
                   ---------      ---------    ---------     ---------
  Corporate loss     (19,384)       (18,108)     (40,928)     (36,347)
                   ---------      ---------    ---------     ---------

Gains and losses
  Net realized
   gains              15,416         20,822       59,667        50,979
  Net gains on
   derivative
   instruments and
   foreign exchange   11,947         43,132        1,284       103,341
                   ---------      ---------    ---------     ---------
  Net gains and
   losses             27,363         63,954       60,951       154,320
                   ---------      ---------    ---------     ---------

Income from continuing
 operations before
 income taxes        297,789        303,790      587,312       616,108

Provision for
 income taxes         83,388         86,654      165,291       175,760
                   ---------      ---------    ---------     ---------

Income from
 continuing
 operations          214,401        217,136      422,021       440,348

Income (loss)
 from discontinued
 operations, net
 of tax                 (510)           718         (481)          832
Gain on sale of
 discontinued
 operations, net
 of tax                3,178             --        3,178            --
                   ---------      ---------    ---------     ---------
Income from
 discontinued
 operations            2,668            718        2,697           832

Net income       $   217,069   $    217,854  $   424,718   $   441,180
                   =========      =========    =========     =========

Net income per
 common share:
 Basic           $      1.51   $       1.52  $      2.96   $      3.07
 Diluted         $      1.48   $       1.51  $      2.90   $      3.04

Weighted-average
 common shares
 outstanding:
 Basic           143,454,174    143,132,545  143,530,690   143,584,818
 Diluted         146,289,467    144,628,641  146,600,213   144,999,949


                      MBIA Inc. and Subsidiaries

Reconciliation of Adjusted Direct Premiums to Gross
Premiums Written
------------------------------------------------------
(dollars in millions)

                                        Three Months    Six Months
                                           Ended          Ended
                                          June 30        June 30
                                      --------------------------------
                                        2004     2003   2004     2003
                                      --------------------------------

Adjusted direct premiums (1)          $408.3   $368.9 $546.3   $612.4

    Adjusted premiums assumed            0.0     26.4   (2.9)    31.8

                                      --------------------------------
Adjusted gross premiums                408.3    395.3  543.4    644.2

    Present value of estimated future
     installment premiums (2)         (206.7)  (202.5)(288.9)  (300.3)

                                      --------------------------------
Gross upfront premiums written         201.6    192.8  254.5    343.9

    Gross installment premiums
     received                          171.3    134.3  323.1    271.3

                                      --------------------------------
Gross premiums written                $372.9   $327.1 $577.6   $615.2
                                      ================================

(1)A non-GAAP measure.
(2)At June 30, 2004 and March 31, 2004 the discount rate was 4.7% and at June 30, 2003 and March 31, 2003 the discount rate was 5.3% and 5.6%, respectively.


Components of Net Income per Share (1)
--------------------------------------

                                        Three Months    Six Months
                                           Ended          Ended
                                          June 30        June 30
                                      --------------------------------
                                        2004     2003   2004     2003
                                      --------------------------------

Net income                             $1.48    $1.51  $2.90    $3.04

   Income from discontinued operations  0.02     0.00   0.02     0.01
                                      --------------------------------

Net income from continuing operations   1.47     1.50   2.88     3.04

   Net realized gains                   0.07     0.09   0.26     0.23

   Net gains on derivative instruments
     and foreign exchange               0.05     0.19   0.01     0.46
                                      --------------------------------

Operating income (2)                   $1.34    $1.21  $2.61    $2.35
                                      ================================

(1) May not add due to rounding.
(2) A non-GAAP measure.

                     MBIA Inc. and Subsidiaries

Components of Adjusted Book Value per Share
-------------------------------------------

                                  June 30, 2004    December 31, 2003
                                -----------------  -----------------

Book value                                $43.81             $43.50
After-tax value of:
   Deferred premium revenue     14.25              13.91
   Prepaid reinsurance premiums (2.50)             (2.42)
   Deferred acquisition costs   (1.54)             (1.44)
                                ------             ------
      Net deferred premium
       revenue                             10.21              10.05
   Present value of installment
    premiums (1)                            9.53               9.27
   Unrealized gains (losses) on
    investment
     contract liabilities                   1.35              (0.49)
   Loss provision (2)                      (2.55)             (2.49)
                                      -----------        -----------
Adjusted book value (3)                   $62.35             $59.84
                                      ===========        ===========


(1) At June 30, 2004 and December 31, 2003, the discount rate was
    4.7%.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis:
    (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS
---------------------------------------------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------

(dollars in millions)                   June 30,          December 31,
                                           2004               2003
                                      ------------       -------------

   Capital and surplus                  $3,822.9           $3,715.0
   Contingency reserve                   2,422.4            2,368.2
                                      -----------        -----------

       Capital base                      6,245.3            6,083.2

   Unearned premium reserve              3,155.3            3,066.6
   Present value of installment
    premiums (1)                         2,108.2            2,052.9
                                      -----------        -----------

       Premium resources                 5,263.5            5,119.5

   Loss and loss adjustment expense
    reserves                               185.4              200.7
   Soft capital credit
    facilities                           1,100.0            1,236.0
                                      -----------        -----------

       Total claims-paying
        resources                      $12,794.2          $12,639.4
                                      ===========        ===========


   Net debt service outstanding       $840,277.8         $835,773.8

   Capital ratio (2)                       135:1              137:1

   Claims-paying ratio (3)                  77:1               77:1

(1) At June 30, 2004 and December 31, 2003, the discount rate was
    4.7%.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893